EXHIBIT 99

Florida Progress Corporation
Investor News
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Analyst Contacts:
Greg Beuris (813) 866-4442
Lauran Willoughby (813) 866-4837

             Florida Progress Corporation Increases Annual Dividend

ST. PETERSBURG, Florida, February 19, 1998 -- Florida Progress Corporation's board of directors today declared a quarterly cash dividend of 53 1/2 cents per share on the company's outstanding common stock.

The board's action increases the annual dividend rate by 4 cents per share, thus raising the annual dividend to $2.14 per share. This represents an annual dividend increase of 1.9 percent.

"Florida Power's strong fundamentals combined with the expanding operations of Electric Fuels Corporation should allow us to achieve long-term average annual growth in earnings per share of 4 to 5 percent, which supports our decision to increase the dividend," said Jeffrey R. Heinicka, senior vice president and chief financial officer.

In 1992, as the dividend payout approached 90 percent, Florida Progress began a strategy of gradually lowering the payout while working to increase earnings. This strategy has been successful, resulting in a 1997 payout of 80 percent before nonrecurring charges.

The new quarterly dividend of 53 1/2 cents per share is payable on March 20, 1998 to shareholders of record at the close of business on March 5, 1998.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains a forward looking statement concerning Florida Progress' earnings per share growth rate. This statement involves risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that have a direct bearing on actual results include annual growth in utility customers, successful cost containment, efficient operation of generating units, successful execution of growth strategies and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $5.8 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations and rail services.


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